Exhibit 99.1

FOR IMMEDIATE RELEASE

Norfolk Southern reports second quarter 2024 results;
reaffirms full year adjusted operating ratio guidance

ATLANTA, July 25, 2024 – Norfolk Southern Corporation (NYSE: NSC) announced Thursday its second quarter 2024 financial results. For the quarter, income from railway operations was $1.1 billion, the operating ratio was 62.8%, and diluted earnings per share were $3.25.

After adjusting the results to exclude the impact of the Eastern Ohio incident, restructuring and other charges, and shareholder advisory costs from the proxy contest, railway operating income was $1.1 billion, the operating ratio was 65.1%, and diluted earnings per share were $3.06. Notably, in the second quarter, the impact of the Eastern Ohio incident included insurance recoveries which were greater than the costs incurred in the quarter.

“The Norfolk Southern team delivered strong results, including on operating ratio and expenses, that are directly in-line with the targets we committed to our shareholders,” said Norfolk Southern President and CEO Alan H. Shaw. “During the quarter, we demonstrated that we are leveraging our service product to secure volume growth, enhancing our safety culture, and accelerating operational improvements, while eliminating service recovery costs. These results show that our strategy is working and that our momentum is building. We are committed to accomplishing even more in the second half of 2024, and we reaffirm our guidance of a full year adjusted operating ratio of approximately 66%.”

Second Quarter Summary

•	Railway operating revenues of $3.0 billion, up $64 million, or 2%, compared to the second quarter of 2023.

•	Income from railway operations was $1.1 billion, an increase of $555 million, or 96%, compared to second quarter of 2023.

o	Adjusting for the Eastern Ohio incident and restructuring and other costs, income from railway operations was $1.1 billion, up $71 million, or 7%, compared to second quarter 2023.

•	Operating ratio in the quarter was 62.8% compared to 80.7% in second quarter 2023.

o	On an adjusted basis, the operating ratio for second quarter 2024 was 65.1%. This represents 160 basis points of improvement from second quarter 2023 which was 66.7%.

•	Diluted earnings per share were $3.25, an increase of 108% compared to second quarter 2023.

o	Adjusting for the Eastern Ohio incident, restructuring and other costs, diluted earnings per share were $3.06, up $0.11, or 4%, compared to second quarter 2023.

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About Norfolk Southern

Since 1827, Norfolk Southern Corporation (NYSE: NSC) and its predecessor companies have safely moved the goods and materials that drive the U.S. economy. Today, it operates a customer-centric and operations-driven freight transportation network. Committed to furthering sustainability, Norfolk Southern helps its customers avoid approximately 15 million tons of yearly carbon emissions by shipping via rail. Its dedicated team members deliver more than 7 million carloads annually, from agriculture to consumer goods, and Norfolk Southern originates more automotive traffic than any other Class I Railroad. Norfolk Southern also has the most extensive intermodal network in the eastern U.S. It serves a majority of the country’s population and manufacturing base, with connections to every major container port on the Atlantic coast as well as major ports in the Gulf of Mexico and Great Lakes. Learn more by visiting www.NorfolkSouthern.com.

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Non-GAAP Financial Measures

Information included within this press release contains non-GAAP financial measures, including adjusted income from railway operations, adjusted operating ratio, and adjusted diluted earnings per share. Non-GAAP financial measures should be considered in addition to, not as a substitute for, the financial measures reported in accordance with U.S. generally accepted accounting principles (GAAP).

Our second quarter 2024 non-GAAP financial results exclude the effects of certain expenses related to the Eastern Ohio incident, restructuring and other charges, and shareholder advisory costs. The following table adjusts our second quarter 2024 GAAP financial results to exclude the effects of those items. The income tax effects of the non-GAAP adjustments were calculated based on the applicable tax rates to which the non-GAAP adjustments related. We use these non-GAAP financial measures internally and believe this information provides useful supplemental information to investors to facilitate making period-to-period comparisons by excluding these costs. While we believe that these non-GAAP financial measures are useful in evaluating our business, this information should be considered as supplemental in nature and is not meant to be considered in isolation from, or as a substitute for, the related financial information prepared in accordance with GAAP. In addition, these non-GAAP financial measures may not be the same as similar measures presented by other companies. With respect to our full-year 2024 adjusted operating ratio guidance, we are unable to predict or estimate with reasonable certainty the ultimate outcome of certain items required for the GAAP measure without unreasonable effort. Information about the adjustments that are not currently available to us could have a potentially unpredictable and significant impact on future GAAP results.

($ in millions, except per share amounts)	Second Quarter 2024

Income from railway operations	$1,131
Effect of the Incident and restructuring and other charges	(68)
Adjusted income from railway operations	$1,063

Operating ratio	62.8%
Effect of the Incident and restructuring and other charges	2.3%
Adjusted operating ratio	65.1%

Diluted earnings per share	$3.25
Effect of the Incident, restructuring and other charges, and shareholder advisory costs	(0.19)
Adjusted diluted earnings per share	$3.06

Norfolk Southern Corporation | 2